Quintana Maritime Limited Pandoras 13 & Kyprou Street 166 74 Glyfada Greece
NEWS RELEASE

Quintana Maritime Limited
Announces Exercise of Over-allotment
ATHENS, GREECE, August 17, 2005 — Quintana Maritime Limited (NASDAQ: QMAR) announced today that the underwriters in its initial public offering have exercised their right to purchase an additional 268,500 shares. Net proceeds of $2,894,766 will be used to pay down debt.
Citigroup and Morgan Stanley acted as joint book-running managers for the initial public offering.
Following the exercise of the over-allotment by the underwriters, the total number of shares outstanding will be 23,287,992. The total net proceeds raised, including the over-allotment option, were $182.9 million.
A copy of the final prospectus may be obtained from Citigroup, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, Attn: Prospectus Department, Telephone: 718-765-6732 or Morgan Stanley,1585 Broadway, New York, NY, Attn: Prospectus Department.
This does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus.
About Quintana Maritime Limited
Quintana Maritime Limited, based in Greece, is an international provider of dry bulk cargo marine transportation services. The company currently owns and operates a fleet of seven Panamax size vessels and has entered into an agreement to acquire one more Panamax vessel, expected to be delivered to Quintana by the end of August 2005. At that time, it will have a fleet of eight vessels with a total carrying capacity of 585,072 dwt and an average age of approximately 8 years.
Forward Looking Statement
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the use of proceeds. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Quintana Maritime Shipping expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. These risks include, but are not limited to, statements about shipping industry trends, including charter hire rates and factors affecting supply and demand; the companies ability to enter into time charters with its customers; the ability to obtain additional financing; expectations regarding the availability of vessel acquisition; the company’s plans and objectives for future operations and other factors detailed in Quintana Maritime’s Securities and Exchange Commission filings. Quintana Maritime Limited has no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Company Contact:	Investor Relations / Financial Media:
Paul J. Cornell	Paul Lampoutis
Chief Financial Officer	Capital Link, Inc, New York
Tel. 713-751-7525	Tel. 212-661-7566
E-mail:pcornell@quintanamaritime.com	E-mail: plampoutis@capitallink.com
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